Exhibit 99.1

NEWS RELEASE	Investor Contact:
Meghan Lublin
For immediate release	Corporate and Investor Communications
November 18, 2009	(703) 854-0299
Sunrise Completes Sale of 21-Community Portfolio
MCLEAN, Va., Sunrise Senior Living, Inc. (NYSE: SRZ) today announced that it has completed the sale transaction for 21 wholly owned assisted living communities, located in 11 states, with BLC Acquisitions, Inc., an affiliate of Brookdale Senior Living Inc. (NYSE: BKD), or its assignees, for $204 million. At closing, Sunrise received approximately $60 million in net proceeds after payment or assumption of approximately $134 million of mortgage loans, the posting of required escrows, various prorations and adjustments, and payments of expenses by Sunrise. As previously disclosed, Sunrise will use $25 million of the proceeds to pay down its bank credit facility and will place $20 million into a collateral account for the benefit of other creditors.
During the nine months ended September 30, 2009, the 21 communities contributed $13.9 million of net loss to Sunrise (composed of $59.0 million of operating revenue, $42.7 million in operating expenses, $22.5 million in impairment charges, $4.5 million in depreciation expense and $3.2 million in interest expense). Sunrise expects to record a gain of approximately $50 million in connection with the closing of this transaction.
About Sunrise Senior Living
Sunrise Senior Living, a McLean, Va.-based company, employs approximately 40,000 people. As of November 18, 2009, Sunrise operated 382 communities in the United States, Canada, Germany and the United Kingdom, with a combined unit capacity of 40,175 units. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative services. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.
Forward-Looking Statements
Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that these expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, the risk that the Company does not execute definitive documentation with the German lenders or consummate the transactions contemplated by the binding term sheet; the risk that the other identified lenders holding other eligible claims do not elect to participate in the restructuring and Sunrise is unable to otherwise settle such claims with them; the risk that the Company is not able to sell the North American properties mortgaged pursuant to the binding term sheet; the risk that the net sale proceeds of the mortgaged North American properties are not sufficient to pay the minimum amount guaranteed by Sunrise to the electing lenders; changes in the Company’s anticipated cash flow and liquidity; the Company’s ability to maintain adequate liquidity to operate its business and execute its restructuring; the Company’s ability to obtain waivers, cure or reach agreements with respect to defaults under the Company’s loan, joint venture and construction agreements; the risk that a group of the Company’s creditors, acting together, could force the Company into an involuntary bankruptcy proceeding; the Company’s ability to sell its German communities within a reasonable time period; the Company’s ability to refinance extend the maturity of or otherwise repay its bank credit facility due in 2010 and other debt due in 2009 and 2010 and/or raise funds from other sources; the Company’s ability to achieve anticipated savings from the Company’s cost reduction program; the outcome of the U.S. Securities and Exchange Commission’s investigation; the outcome of the IRS audit of the Company’s tax returns for the tax years ended December 31, 2005, 2006 and 2007; the Company’s ability to continue to recognize income from refinancings and sales of communities by ventures; risk of changes in the Company’s critical accounting estimates; risk of further write-downs or impairments of the Company’s assets; risk of future obligations to fund guarantees and other support arrangements to some of the Company’s ventures, lenders to the ventures or third-party owners; risk of declining occupancies in existing communities or slower than expected leasing of new communities; risk resulting from any international expansion; development and construction risks; availability of financing for development, including construction loans as to which we are in default; risks associated with past or any future acquisitions; compliance with government regulations; risk of new legislation or regulatory developments; the risk that some of the Company’s management agreements, subject to early termination provisions based on various performance measures, could be terminated due to failure to achieve the performance measures; business conditions and market factors that could affect occupancy rates at and revenues from the Company’s communities and the value of the Company’s properties generally; competition and our response to pricing and promotional activities of our competitors; changes in interest rates; unanticipated expenses; the risks of further downturns in general economic conditions including, but not limited to, financial market performance, consumer credit availability, interest rates, inflation, energy prices, unemployment and consumer sentiment about the economy in general; risks associated with the ownership and operation of assisted living and independent living communities; and other risks detailed in the Company’s 2008 Annual Report on Form 10-K filed with the SEC, as may be amended or supplemented in the Company’s Form 10-Q filings or otherwise. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.